 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-170425, 333-182740 and 333-184431) and in the Registration Statements on Form S-8 (File Nos. 333-182992, 333-188709 and 333-191733) of Medgenics, Inc. of our reports dated February 20, 2014, with respect to the consolidated financial statements of Medgenics, Inc., and the effectiveness of internal control over financial reporting of Medgenics, Inc., included in this Annual Report of Medgenics, Inc. (Form 10-K) for the year ended December 31, 2013.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A member of Ernst & Young Global

Tel Aviv, Israel
February 20, 2014